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                                                                    Exhibit 5.18

                               ALSTON & BIRD LLP

                        3201 Beechleaf Court, Suite 600
                             Raleigh, NC 27604-1062

                                  919-862-2200
                               Fax: 919-862-2260

                                 www.alston.com

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
WILLIAM R. KLAPP, JR.         DIRECT DIAL: 919-862-2206          E-MAIL: WKLAPP@ALSTON.COM
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                               September 25, 2003

Litho Industries, Inc.
One Litho Way
Page Pointe Centre
Durham, NC 27703

Ladies and Gentlemen:

     We have acted as special North Carolina counsel for Litho Industries, Inc., a North Carolina corporation (the "Local Entity"), in connection with the registration under the Securities Act of 1933, as amended, of $403 million aggregate principal amount of 7 7/8% Senior Notes due 2011 (the "Exchange Notes") of Moore North America Finance Inc. (the "Company") to be issued in exchange for the Company's outstanding 7 7/8% Senior Notes due 2011 and related guarantees pursuant to that certain Indenture dated as of March 14, 2003 (the "Indenture") by and between the Company and Bank One, N.A., as Trustee (the "Trustee"). All capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to them in the indenture.

     In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Local Entity, certificates of officers and representatives of the Local Entity, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. In particular, we have reviewed executed copies of the following documents:

     (a)  The Indenture;

     (b) The Supplemental Indenture dated as of May 15, 2003 (the "Supplemental Indenture"), by and among the Company, the Trustee, the Local Entity and certain other Subsidiaries of Moore Wallace Incorporated (formerly known as Moore Corporation Limited), a corporation continued under the Canada Business Corporation Act ("Moore");

   One Atlantic Center               Bank of America Plaza             90 Park Avenue       601 Pennsylvania Avenue, N.W.
201 West Peachtree Street     101 South Tryon Street, Suite 4000     New York, NY 10016      North Building, 10th Floor
  Atlanta, Ga 30309-3424           Charlotte, NC 28280-4000              212-210-8400          Washington, DC 20004-2601
       404-881-7000                      704-444-1000                 Fax: 212-210-9444              202-758-3300
    Fax: 404-881-7777                  Fax: 704-444-1111                                           Fax: 202-756-3333
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Litho Industries Inc.
September 25, 2003
Page 2



         (c)  The Second Supplemental Indenture dated as of September 18, 2003
(the "Second Supplemental Indenture"), by and among the Company, the Trustee, the Local Entity and certain other Subsidiaries of Moore;

         (d) The Purchase Agreement dated March 11, 2003 by and among Moore, the Company and the Initial Purchasers named therein;

         (e) The Registration Rights Agreement dated as of March 14, 2003, by and among Finance Inc., the Representatives (as defined therein) and Moore;

         (f)  The Joinder Agreement dated as of May 15, 2003 (the "Joinder
Agreement") executed by the Local Entity and certain other Subsidiaries of Moore;

         (g)  The guaranty dated as of September 18, 2003 (the "Guaranty";
together with the Indenture, the Supplemental Indenture, the Second Supplemental
Indenture and the Joinder Agreement, the "Indenture Documents") executed by the Local Entity and certain other Subsidiaries of Moore;

         (h)  Copies of resolutions of the Board of Directors of the Local
Entity dated as of May 14, 2003 approving, among other things, the transactions contemplated by, among other things, the Indenture Documents and certified by the secretary of the Local Entity to be true, complete and in full force and effect as of September 23, 2003;

         (i) Copies of the Articles of Incorporation, including all amendments and restatements thereto (collectively the "Articles of Incorporation") of the Local Entity, certified by the Secretary of State of the State of North
Carolina on September 16, 2003;

         (j) Certificate of Existence issued by the Secretary of State of the State of North Carolina on September 16, 2003 regarding the legal existence of the Local Entity in the State of North Carolina; and

         (k) Copies of the by-laws of the Local Entity certified by the secretary of the Local Entity to be true and complete as of September 23, 2003.

         The opinions set forth herein are limited to the laws of the State of North Carolina.

         Based upon the foregoing, it is our opinion that the Local Entity has duly authorized the execution and delivery of the Guaranty and all performance by the Local Entity thereunder.

         This opinion letter is provided both to you for your use and to Sullivan & Cromwell LLP, counsel to the Company, for its reliance, solely in connection with the Transaction. This opinion letter may not be relied upon by any other person or for any other purpose without our prior written consent.

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Litho Industries Inc.
September 25, 2003
Page 3


     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-4 relating to the Exchange Notes
(the "Registration Statement") and to the reference to us under the heading
"Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                           Very truly yours,

                                           ALSTON & BIRD LLP


                                           By: /s/ William R. Klapp, Jr.
                                              ---------------------------------
                                              William R. Klapp, Jr.
                                              Partner